Exhibit 99.1

           Digital Recorders, Inc. Notes U.S. Federal Transit Funding
                       Signed into Law by President Bush

                         Order Received From Middle East

    DALLAS--(BUSINESS WIRE)--Feb. 28, 2007--Digital Recorders, Inc.
(DRI) (NASDAQ: TBUS), a technology leader in transportation, law enforcement, and security digital communications systems, noted today that the U.S. Senate recently passed a continuing resolution, which was signed into law by President Bush, to provide the nation's federal transit programs with $8.975 billion for the current fiscal year -- the record-high level authorized by the Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU, P.L. 109-59).

    "The Senate passed a continuing resolution on Feb. 14, which provides federal transit programs with $8.975 billion for the current fiscal year, the level authorized and guaranteed by SAFETEA-LU through Sept. 30, 2007. President Bush signed the bill into law on Feb. 15," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    According to Mr. Turney, funding provided by this legislative action may eventually impact DRI. "This is good news because it continues the funding increase momentum anticipated by the SAFETEA-LU authorizing legislation, which addressed an approximately 46 percent increase in funding over its six-year life as compared to the expired legislation. Of course, we cannot say that DRI's revenue on the domestic side will mirror that increase; many variables are in play here. However, this does further strengthen the market. As I've said before, U.S. federal transit funding increases may mean more domestic transit market spending and additional demand for DRI's transit communications equipment. Such a demand may help us to achieve additional growth."

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada. For more information, visit www.apta.com.

    INTERNATIONAL ORDER

    The Company's Mobitec AB (Mobitec) business unit has received an order valued at approximately $260,000 USD for electronic destination sign systems for use on transit bus vehicles by the transit operating authority in Kuwait.

    "This order is strategically important because it demonstrates the continued strengthening of our market presence in the Middle East," Mr. Turney said.

    A premier supplier of electronic destination sign systems in the Nordic markets, the Company's Mobitec subsidiary is highly respected for its products, technology, service, and quality. Based in Herrljunga, Sweden, Mobitec has business units in Australia, Brazil, and Germany. Its acquisition by DRI in June 2001 significantly expanded the Company's geographical reach. For more information, visit www.mobitec.se.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products - TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations, including any conclusions surmised from APTA's statements concerning recently approved increases in federal funding for U.S. mass transportation, perceived market trends in the U.S. transit industry, and the potential effects on our business or future growth, is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including the risks and uncertainties related to conclusions surmised from APTA's statements concerning recently approved increases in federal funding for U.S. mass transportation, risks that perceived funding or market tends in the U.S. transit industry may not materialize as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com